EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-139641 and Form S-8 No. 333-138248) of Infinity Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 8, 2007, with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc., Infinity Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 12, 2007